Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Advisor Funds Trust:

We consent to the use of our reports dated December 21, 2009 for the HSBC Advisor Funds Trust, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
March 1, 2010